File No. 70-7888

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                        POST-EFFECTIVE AMENDMENT NO. 8

                                      TO

                                   FORM U-1

                          APPLICATION OR DECLARATION

                                     UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


      Allegheny Power System, Inc.              Monongahela Power Company
      Tower Forty Nine                          1310 Fairmont Avenue
      12 East 49th Street                       Fairmont, WV  26554
      New York, NY  10017

      Allegheny Power Service Corporation       The Potomac Edison Company
      800 Cabin Hill Drive                      10435 Downsville Pike
      Greensburg, PA  15601                     Hagerstown, MD  21740

      Allegheny Generating Company              West Penn Power Company
      Tower Forty Nine                          800 Cabin Hill Drive
      12 East 49th Street                       Greensburg, PA  15601
      New York, NY  10017


            (Name of company or companies filing this statement
             and addresses of principal executive offices)


                         Allegheny Power System, Inc.


            (Name of top registered holding company parent of
             each applicant or declarant)


                        Nancy H. Gormley, Esquire
                        Vice President
                        Allegheny Power System, Inc.
                        Tower Forty Nine
                        12 East 49th Street
                        New York, NY  10017


            (Name and address of agent for service)

      Applicants hereby amend Item 1. Description of Proposed Transaction by adding the following to the end thereof:

      1. Applicants are no longer seeking an exemption under Section 6(b) and hereby delete all references to Section 6(b) contained in Post Effective Amendment No. 7. Applicants are filing this amendment pursuant to Sections 6, 7, 9(a), 10 and 12.

      2. Applicants hereby amend Item 2. Fees, Commissions and Expenses by adding the following to the end thereof:

      None, other than (i) ordinary expenses not over $500 in connection with the preparation of this Post-Effective Amendment, (ii) $2,000 filing fee for this Post-Effective Amendment, and (iii) in connection with the issuance and sale of commercial paper, if any, standard rating fees aggregating approximately $90,000 annually for APS, Monongahela, Potomac Edison and West Penn, and standard rating fees aggregating approximately $30,000 annually for AGC, as well as the discount to the dealer referred to in Item 1 above.

      None of such fees, commissions or expenses are to be paid to any associate company or affiliate of the Applicants or any affiliate of any such associate company except for legal, financial and other services to be performed at cost by APSC.

      3. Applicants hereby amend Item 3. Applicable Statutory Provisions by adding the following to the end thereof:

      Short-term borrowings by APS and its affiliates are subject to Sections 6 and 7 of the Public Utility Holding Company Act of 1935 (the "Act").

      Borrowings from the Pool are subject to the requirements of Sections 6, 7, 9(a), 10 and 12 of the Act and Rules 43 and 45 thereunder. Loans to the Pool are subject to the requirements of Sections 9(a), 10 and 12 of the Act, but are exempted from Rule 45(a) pursuant to paragraph (b)(1) of Rule 45. Investments of funds by the Pool are subject to Sections 9(a) and 10 of the Act.

      4. Applicants hereby amend Item 4. Regulatory Approval by adding the following to the end thereof:

      Prior to 1995, Section 55-65.1 of the Virginia Code required State Corporation Commission ("SCC") approval before a utility could assume short-term debt (maturity date of less than 12 months from issuance) if the indebtedness, in aggregate, would exceed 5 percent of the total capitalization of the utility. In 1995, this law was amended to allow assumption of short-term indebtedness totaling up to 12 percent of the utility's total capitalization without SCC approval.

      As the total short-term indebtedness of Potomac Edison, including amounts involved with the Money Pool, will not exceed 12 percent of Potomac Edison's total capitalization, SCC approval of such indebtedness is not necessary.

                                   SIGNATURE

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                          ALLEGHENY POWER SYSTEM, INC.
                                          ALLEGHENY POWER SERVICE CORPORATION
                                          ALLEGHENY GENERATING COMPANY
                                          MONONGAHELA POWER COMPANY
                                          THE POTOMAC EDISON COMPANY
                                          WEST PENN POWER COMPANY


                                          By        NANCY H. GORMLEY
                                                    Nancy H. Gormley
                                                        Counsel

Dated:  November 3, 1995
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